Registration Statement No. 333-264388

Filed Pursuant to Rule 433

March 10, 2023

You are now entering the MicroSectorsTM website of REX Shares, LLC.

The website includes information about exchange traded notes (ETNs) issued by Bank of Montreal, including ETNs linked to the Solactive MicroSectorsTM Energy Index, an equity index linked to stock prices of highly liquid companies that are domiciled and listed in the U.S. and that operate in the energy and oil sector. The ETNs should be purchased only by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting investment results, which are leveraged as to these ETNs.

As discussed in more detail on the website, the ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs.

Investors should proceed with extreme caution, as, due to the effect of compounding, the performance of these ETNs over longer periods of time can differ significantly from the performance (or inverse of the performance) of their underlying index during the same period of time.

Investors should consult the applicable prospectus for further details on the calculation of the returns and the risks associated with investing in the ETNs.

Bank of Montreal has filed a registration statement (including certain pricing supplements, a prospectus supplement and a prospectus) with the SEC for the ETN offerings discussed on this website.  Before you invest, you should read such documents and any other documents that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings.  You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, Bank of Montreal will arrange to send to you applicable pricing supplement, the prospectus supplement and the prospectus if you request it by calling its agent toll-free at 1-877-369-5412.

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